Item 77C


PROXY RESULTS
SPECIAL MEETING OF SHAREHOLDERS
MARCH 1, 2007

Dreyfus California Tax Exempt Money Market Fund held a special meeting of shareholders on March 1, 2007. Shareholders voted on the approval of an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund to General California Municipal Money Market Fund and the voting results were as follows:

               ----------------------------------------------------------
                No. of            % of Outstanding         % of Shares
                Shares                 Shares                  Voted
               ----------------------------------------------------------

Affirmative     92,856,982.515         53.101%               95.883%

Against          1,520,705.370         0.870%                 1.570%

Abstain          2,466,270.570         1.410%                 2.547%

TOTAL           96,843,958.455         55.381%              100.00%



General California Municipal Money Market Fund acquired all of Dreyfus California Tax Exempt Money Market Fund's assets on March 16, 2007.